FOR IMMEDIATE RELEASE

AUGUST 10, 2007

PRESS RELEASE

Citizens Financial Announces Second Quarter 2007 Results

LOUISVILLE, KY--August 10, 2007--Citizens Financial Corporation (NASDAQ-CNFL) today reported net income of $395,000, or $0.25 per share, for the three months ended June 30. Net income increased $1,042,000 from a net loss of $647,000, or $0.39 per share, during the same period in 2006. Net income for the first half of 2007 was $214,000, or $0.13 per share, compared to a net loss of $419,000, or $0.25 per share, during the same period in 2006. During the first six months of 2007 net equity decreased 11% to $7.91 per share, principally due to net unrealized losses experienced in the Company’s fixed income investment portfolio, resulting from the rising interest rate environment, offset by the net income for the period.

For the three months ended June 30, 2007, the Company experienced a pre-tax loss from operations of $675,000 and pre-tax portfolio investment gains of $1,070,000 compared to a pre-tax loss from operations of $274,000 and pre-tax portfolio investment losses of $103,000 in the comparable period in 2006.

The increase of $507,000 from a pre-tax loss from operations of $399,000 for the first six months of 2006 to a pre-tax loss from operations of $906,000 for the first six months of 2007 represents the net effect of a decrease in operating revenues of $19,000, a decrease in policy benefits and benefit reserves of $112,000, a decrease in investment income of $115,000, and an increase in all other expenses of $485,000.

Total revenues were up 4.2% for the first half of 2007 compared to the prior year, while premium income decreased 1.1% for the period. General expenses and depreciation were up 13.5% during the first six months of 2007 compared to the same period in the prior year, due primarily to the growth of executive marketing staff.

The Company also announces the appointment of Gerald A. “Rusty” Wells to the Board of Directors, effective August 9, 2007. Mr. Wells is an active owner and partner of Alexander Investment Services, a local NASD Broker-Dealer securities firm.

On July 2, 2007, the Company announced it will be engaging in what is commonly referred to as a “going private” transaction. The purpose of the transaction will be to deregister the Company’s Class A common stock with the Securities and Exchange Commission (the “SEC”), which will allow the Company to cease filing reports with the SEC. In order to deregister its shares, the Company will need to reduce its record number of Class A shareholders to below 300. To accomplish this, the Company’s board of directors has proposed a 1-for-250 reverse stock split that will have the effect of reducing the Company’s number of record Class A shareholders from approximately 2,388 to approximately 159. Fractional shares resulting from the proposed reverse stock split will not be issued, but will instead be purchased by the Company at a purchase price of $7.25 per share for each share of Class A common stock that becomes a fractional share as a result of the reverse stock split. The Company’s board believes that deregistering the Company’s shares will significantly reduce its securities-related regulatory compliance costs, which primarily include legal and auditing fees, as well as internal costs associated with document preparation and review.

Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements involve uncertainties and are based on management’s current expectations. For a discussion of factors that could cause actual results to differ from those described in the forward-looking statements, and a detailed discussion of the Company’s insurance operations, asset quality, capital adequacy, debt, liquidity and factors affecting future performance, see the Company’s Form 10-Q for the quarter and Form 10-K for 2006 which have been filed with the Securities and Exchange Commission and can be accessed at www.citizensfinancialcorp.com.

Citizens Financial is the Louisville-based parent of Citizens Security Life Insurance Company.

For further information contact:

Len E. Schweitzer

Chief Financial Officer

(502) 244-2420

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Citizens Financial Corporation

Results in tabular form:

Quarter ended June 30
	2007	2006
Segment Revenues	$ 7,441,000	$ 7,473,000
Net realized investment gains (losses)	$ 1,070,000	$ (103,000)
Total Revenues	$ 8,511,000	$ 7,370,000
Net Income (Loss)	$ 395,000	$ (647,000)
Net Income (Loss) Per share	$ 0.25	$ (0.39)

Six Months ended June 30
	2007	2006
Segment Revenues	$ 14,879,000	$ 15,013,000
Net realized investment gains	$ 1,119,000	$ 342,000
Total Revenues	$ 15,998,000	$ 15,355,000
Net Income (Loss)	$ 214,000	$ (419,000)
Net Income (Loss) Per share	$ 0.13	$ (0.25)

Selected Financial Position Data
	June 30, 2007	December 31, 2006

Total Assets	$ 145,379,000	$ 147,280,000
Notes Payable	$ 5,760,000	$ 5,330,000
Shareholders’ Equity	$ 12,545,000	$ 14,116,000
Shareholders’ Equity per share	$ 7.91	$ 8.89